UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2021

ARCTURUS THERAPEUTICS HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38942	32-0595345
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10628 Science Center Drive, Suite 250

San Diego, California 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 900-2660

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	ARCT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement

On July 29, 2021, Arcturus Therapeutics, Inc. (the “Company”), a wholly owned subsidiary of Arcturus Therapeutics Holdings Inc., entered into a definitive Technology License and Technical Support Agreement (the “License Agreement”) and a definitive Framework Drug Substance Supply Agreement (the “Supply Agreement”) with Vinbiocare Biotechnology Joint Stock Company, a company established under the laws of Vietnam, regarding a collaboration to establish a manufacturing facility in Vietnam for the manufacture of the Company’s investigational COVID-19 vaccines, for sale and use within Vietnam. The License Agreement and Supply Agreement each became effective on July 30, 2021.

License Agreement

Pursuant to the terms of the License Agreement, Vinbiocare will, with consultation from the Company, to build a manufacturing facility in Vietnam (the “Facility”), and the Company has agreed to provide to Vinbiocare access to proprietary technologies and processes for the manufacture of the Company’s investigational COVID-19 vaccines (the “Vaccines”). The initial Vaccines are ARCT-021 and ARCT-154 and may expand to additional COVID-19 vaccine candidates of the Company that utilize the Company’s LUNAR® delivery platform. The Company has granted to Vinbiocare an exclusive license to manufacture the Vaccines in Vietnam at the Facility solely for distribution in Vietnam. The license and technology transfer applies to the manufacturing of the final drug product of the Vaccines, but not to the manufacturing of mRNA drug substance or to the manufacture of the Company’s proprietary lipids used in its LUNAR® delivery platform.

In addition, pursuant to the terms of the License Agreement, Vinbiocare is required to make a non-refundable upfront payment to the Company and will be responsible for costs associated with the technology transfer. Vinbiocare is also required to pay to the Company a royalty on each dose of the Vaccines produced at the Facility. Other than the mRNA drug substance and the Company’s proprietary lipids, which will be sold by the Company to Vinbiocare, Vinbiocare is responsible for procuring all other raw materials and other inputs for the final Vaccine drug product.

The Company will control development of the Vaccines in Vietnam, except as otherwise agreed by the parties. Vinbiocare will be responsible for commercialization activities for the Vaccines manufactured at the Facility for distribution within Vietnam.

Unless earlier terminated, the License Agreement will expire on December 31, 2032. The Company has the right to terminate the License Agreement upon certain events, including if the Supply Agreement terminates, if Vinbiocare does not, on or prior to December 31, 2023, make a commercial dose of the Vaccine in Vietnam following regulatory approval, and if the Company determines to globally cease manufacture, development or commercialization of the Vaccines. Vinbiocare may terminate the License Agreement for convenience. Either party may terminate the License Agreement for uncured material breach of the other party. Vinbiocare’s obligations under the License Agreement and Supply Agreement have been guaranteed by its parent company.

Supply Agreement

Pursuant to the terms of the Supply Agreement, the Company will supply, and Vinbiocare will pay for, mRNA drug substance for the manufacture of the Vaccines under the License Agreement. The Supply Agreement will terminate contemporaneously with the License Agreement. In addition, each party may terminate the Supply Agreement for uncured material breach of the other party.

The foregoing descriptions of the material terms of the License Agreement and Supply Agreement do not purport to be complete and is qualified in its entirety by reference to the License Agreement and the Supply Agreement, each of which will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arcturus Therapeutics Holdings Inc.
Date: August 3, 2021

	By:	/s/ Joseph E. Payne
	Name:	Joseph E. Payne
	Title:	Chief Executive Officer